Exhibit 99.1

FOR IMMEDIATE RELEASE

November 13, 2009

Contact:

John R. Davis, Senior Executive Vice President (337) 521-4005

Beth A. Ardoin, Director of Communications (337) 278-6868

IBERIABANK Announces Opportunistic Florida Expansion

LAFAYETTE, LOUISIANA – IBERIABANK (www.iberiabank.com), the 122-year old subsidiary of IBERIABANK Corporation (NASDAQ: IBKC), announced that it has entered into purchase and assumption agreements with loss share arrangements with the Federal Deposit Insurance Corporation (“FDIC”) to purchase certain assets and to assume certain deposit and other liabilities of two Florida-based failed financial institutions. The two acquisitions are – Orion Bank (“Orion”), a full service Florida-chartered commercial bank headquartered in Naples, Florida and Century Bank, FSB (“Century”), a full service federal thrift headquartered in Sarasota, Florida.

On a pro forma combined basis, the two acquisitions provide the Company:

•	34 full service offices throughout south Florida,
•	Total assets of approximately $3.1 billion,
•	Total loans of approximately $2.5 billion (before loan discounts and FDIC receivables),
•	Investment securities of approximately $0.3 billion,
•	Total deposits of approximately $2.5 billion,
•	Long-term borrowings of approximately $0.5 billion, and
•	Loss share protection from the FDIC on approximately $2.6 billion in covered assets.

The impact on the Company is currently expected to:

•	Be highly accretive to net income and fully diluted earnings per share (“EPS”) at least over the next several years,
•	Be accretive to book value per share and tangible book value per share, and
•	Leverage and deploy the Company’s recent underwritten public common equity offerings in which the Company sold common stock for net proceeds of approximately $275 million.

Upon completion of the acquisitions the Company will continue to remain “well capitalized” by regulatory standards, with no additional capital required to support these transactions.

Additional information regarding Orion, Century, and the acquisitions is provided in a supplemental PowerPoint presentation available on the Company’s website at www.iberiabank.com, under the “Investor Relations” section.

Depositors of Orion and Century will automatically become depositors of IBERIABANK, and their deposits will continue to be insured by the FDIC. Depositors can access their accounts through automated teller machine transactions, checks, and debit transactions. Offices of Orion and Century will open under regular operating hours on Saturday, November 14, 2009 and Monday, November 16, 2009 as branches of IBERIABANK. With the completion of this transaction, IBERIABANK Corporation will have a combined 204 offices serving clients in 11 states.

Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation stated, “We welcome the clients of Orion Bank and Century Bank to the IBERIABANK family. These two companies possess very strong deposit market share positions in five very attractive Florida MSAs, with outstanding growth characteristics. Recognizing the importance of ensuring a smooth transition, we deployed over 100 IBERIABANK Corporation associates to all of the acquired branch offices and support areas to assist in the weekend resolution process. We greatly appreciate the hard work and compassion our current team members and our newest associates from Orion and Century who are assisting in this assimilation process. Our Company has a very unique and successful culture with a strong focus on people. After all, banking is all about people.”

Byrd continued, “Our team is well versed in FDIC resolutions, having recently completed two other FDIC-assisted transactions. We continue to make significant investments in people and systems to ensure we have the appropriate infrastructure to support these growth opportunities in a very high quality manner. While we historically stated caution with regard to expansion in these particular markets, the changing competitive dynamics, the stage of the local economic cycle, the protection provided under the FDIC loss share agreements, the favorable financial results of these transactions, and our expanded recruiting network, support our decision to pursue these opportunities. We are very excited to expand our presence in Florida.”

Highlights of the Transactions

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Deposits. To minimize client disruption, IBERIABANK assumed all of the outstanding deposits of Orion and Century. IBERIABANK will assume approximately $2.5 billion in deposits, which include $0.4 billion in brokered deposits. IBERIABANK received a 1.50% discount on non-brokered deposits and a discount on total assumed deposits of approximately 1.26%.

With the acquisition of Orion and Century, IBERIABANK will have nearly $3 billion in deposits in Florida, and rank as the 20th largest financial institution by deposits on a pro forma basis at June 30, 2009. On that basis, Florida will account for approximately 35% of the Company’s total deposits.

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Offices. In aggregate, IBERIABANK will have a total of 37 offices in six Florida Metropolitan Statistical Areas (MSAs). The offices are in the Florida MSAs of Naples-Marco Island (7 offices, $1.3 billion), Bradenton-Sarasota (14 offices, $0.9 billion), Key West (5 offices, $0.2 billion), Cape Coral-Fort Myers (4 offices, $0.2 billion), Miami-Ft. Lauderdale (4 offices, $0.3 billion), and Jacksonville (3 offices, $0.1 billion). The FDIC has granted IBERIABANK a 90-day option to purchase at fair market value the premises, furniture, fixtures, and equipment and assume the leases associated with these offices.

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Assets. Orion had approximately $1.7 billion in loans and $270 million in investment securities. Century had approximately $0.7 billion in loans and $23 million in investment securities. Each institution had approximately $38 million in other real estate owned (“OREO”). Under terms of the agreements, IBERIABANK purchased the assets at a discount of approximately $420 million.

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Loss Sharing Arrangements. The loans and OREO are covered by loss share agreements between the FDIC and IBERIABANK which afford IBERIABANK significant protection. IBERIABANK expects no first loss, based on estimated losses, discounts received, and the terms of the agreements. Under these agreements, the FDIC will cover 80% of the losses on the disposition of loans and OREO up to $550 million for Orion and up to $285 million for Century, or

$668 million (IBERIABANK would cover the remaining $167 million amount). In addition, the FDIC will cover 95% of losses that exceed that $550 million and $285 million threshold levels. Assuming total loans and OREO of $2.5 billion, the total potential loss exposure to IBERIABANK would be approximately $252 million.

The loss share agreements with the FDIC are designed to minimize disruptions for loan clients and maximize return on covered assets by keeping those assets in the private sector. The FDIC determined these agreements provided “least costly” resolutions for the FDIC’s Deposit Insurance Fund (“DIF”).

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Market and Accounting Adjustments. IBERIABANK will determine the valuation and purchase price of core deposits and the acquired facilities and equipment upon completion of adequate valuation appraisals, and continues to evaluate the mark-to-market valuations of the assets and liabilities. The Company anticipates recording a significant one-time gain under FAS 141R in accordance with generally accepted accounting principles, the amount of which will be disclosed at a later date upon completion of additional review and recorded in the fourth quarter of 2009. Based on preliminary information and subject to a significant increase or decrease, the Company anticipates recording a potential and significant one-time gain in the fourth quarter of 2009 of approximately $30 to $50 million.

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Other Financial Considerations. Based on preliminary analysis and subject to significant modification, the Company currently projects the combined impact of the acquisitions to be accretive to 2010 EPS by at least $1.00 per share on an after-tax basis. The estimated internal rate of return on this transaction well exceeds the estimated historical returns on the Company’s previous acquisitions in the range of approximately 15% to mid-20%.

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Regulatory Capital Strength. The Company has received all necessary regulatory approvals. IBERIABANK Corporation and IBERIABANK are expected to remain well capitalized after this transaction is completed. Based on preliminary analysis, the Company currently projects its regulatory tier 1 leverage capital ratio will likely exceed 7.50%, and will rise significantly thereafter based on potential balance sheet compression and projected earnings.

Other Recent Developments

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CapitalSouth Acquisition. The Company successfully completed the conversion of operating and branch systems associated with the recent CapitalSouth Bank acquisition over the weekend of November 7-8, 2009. The Company recently recruited Greg King as Market President for the Birmingham franchise.

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October 2009 Financial Results. The Company’s financial results for October 2009 include the impact of the CapitalSouth transaction. Period-end loan growth for the month of October was approximately $57 million (an increase of 16% on an annualized basis compared to September 30, 2009) and deposit growth was approximately $60 million (an increase of 16% on an annualized basis compared to September 30, 2009). The tax-equivalent net interest margin for the month was 3.36% compared to 3.03% in the third quarter of 2009. Excluding the covered assets associated with CapitalSouth, which are covered under the FDIC loss sharing agreement, nonperforming assets totaled $54 million at October 31, 2009, unchanged compared to September 30, 2009. Annualized net charge-offs equated to 0.14% of average loans during the month of October 2009. Based on unaudited results, the Company earned $0.30 EPS in the month of October 2009.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company headquartered in Lafayette, Louisiana. Upon completion of this transaction, the Company will have 204 combined offices, including 135 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 43 locations in 11 states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization of over $900 million, based on the closing stock price on November 13, 2009.

The following 12 investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company
•	FIG Partners, LLC
•	Howe Barnes Hoefer & Arnett, Inc.
•	Keefe, Bruyette & Woods
•	Raymond James & Associates, Inc.
•	Robert W. Baird & Company
•	Soleil Securities Corporation/Tenner Investment Research
•	Stephens, Inc.
•	Sterne, Agee & Leach
•	Stifel Nicolaus & Company
•	SunTrust Robinson-Humphrey
•	Wunderlich Securities

Conference Call

In association with the announcement of these transactions the Company will host a live conference call on Monday, November 16, 2009, at 8:00 a.m. Central Standard Time by dialing 1-800-288-8961. The confirmation code for the call is 124309.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Forward-looking statements regarding the Orion and Century transactions are based on currently available information provided to us by the FDIC. Actual results could differ materially after experience with these acquisitions.

Actual results also could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.